As filed with the Securities and Exchange Commission on December 16, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

VACASA, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-1995316
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

850 NW 13th Avenue

Portland, OR 97209

Telephone: (503) 345-9399

(Address of principal executive offices) (Zip code)

TurnKey Vacations, Inc. 2014 Equity Incentive Plan

Vacasa, Inc. 2016 Equity Compensation Incentive Plan

Vacasa, Inc. 2021 Incentive Award Plan

Vacasa, Inc. 2021 Nonqualified Employee Stock Purchase Plan

(Full title of the plans)

Matthew Roberts
Chief Executive Officer
Vacasa, Inc.
850 NW 13th Avenue
Portland, OR 97209

(Name and address of agent for service)

(503) 345-9399

(Telephone number, including area code, of agent for service)

Copy to:

Justin G. Hamill, Esq.

Marc D. Jaffe, Esq.

Benjamin J. Cohen, Esq.

Lindsey A. Mills, Esq.

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.00001 per share
2014 Plan	5,553,275	(2)	$0.93	(3)	$5,164,545.75	$478.75
2016 Plan	5,027,418	(4)	$2.96	(5)	$14,881,157.28	$1,379.48
2021 Plan	22,154,477	(6)	$7.23	(7)	$160,176,868.71	$14,848.40
2021 ESPP	8,861,791	(8)	$7.23	(7)	$64,070,748.93	$5,939.36
Total	41,596,961		—		$244,293,320.67	$22,645.99

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.00001 per share (“Common Stock”), of Vacasa, Inc. (the “Company”) that become issuable under the TurnKey Vacations, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), the Vacasa, Inc. 2016 Equity Compensation Incentive Plan (the “2016 Plan”), the Vacasa, Inc. 2021 Incentive Award Plan (the “2021 Plan”), and the Vacasa, Inc. 2021 Nonqualified Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.
(2)	Represents 5,553,275 shares of Class A Common Stock issuable upon the exercise of outstanding options under the 2014 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share for shares of Class A Common Stock issuable upon the exercise of outstanding options under the 2014 Plan is based upon the weighted-average exercise price of such outstanding options ($0.93 per share).
(4)	Represents 5,027,418 shares of Class A Common Stock issuable upon the exercise of outstanding stock appreciation rights under the 2016 Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share for Class A Common Stock issuable upon the exercise of outstanding stock appreciation rights under the 2016 Plan is based upon the weighted-average exercise price of such outstanding stock appreciation rights ($2.96 per share).
(6)	Represents 22,154,477 shares of Class A Common Stock initially reserved for issuance under the 2021 Plan.
(7)	Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the average of the high and low prices of the Class A Common Stock as reported on the Nasdaq Global Select Market on December 14, 2021 ($7.23 per share).
(8)	Represents 8,861,791 shares of Class A Common Stock initially reserved for issuance under the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Vacasa, Inc. (the “Company”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Company’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on November 10, 2021, in connection with the Registration Statement on Form S-4, as amended (File No. 333-258739);

(b) the Company’s Quarterly Report on Form 10-Q (File No. 001-41130) filed with the Commission on November 17, 2021;

(c) the Company’s Current Report on Form 8-K (File No. 001-41130) filed with the Commission on December 9, 2021; and

(d) the description of the Class A Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-41130) filed with the Commission on December 7, 2021, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to such specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K (including any exhibits furnished on such form that relate to such items) be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of such corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s certificate of incorporation and bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Company has entered into indemnification agreements with each of its directors and executive officers to provide for contractual indemnification in addition to the indemnification provided in the Company’s certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the Company’s right, on account of any services undertaken by such person on behalf of the Company or that person’s status as a member of the Company’s board of directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The Company also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (2) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to indemnification provisions contained in the Company’s certificate of incorporation and bylaws or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Vacasa, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41130) filed on December 9, 2021).

4.2	Amended and Restated Bylaws of Vacasa, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-41130) filed on December 9, 2021).

4.3	Specimen Class A Common Stock Certificate of Vacasa, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-4 (File No. 333-258739) filed on October 22, 2021).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of KPMG LLP (with respect to the audited Vacasa, Inc. financial statements).

23.2*	Consent of KPMG LLP (with respect to the audited Vacasa Holdings LLC financial statements).

23.3*	Consent of Maxwell Locke & Ritter LLP (with respect to the audited financial statements of TurnKey Vacation Rentals, Inc.).

23.4*	Consent of KPMG LLP (with respect to the audited financial statements of TPG Pace Solutions Corp.).

23.5*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Registration Statement).

99.1*	TurnKey Vacations, Inc. 2014 Equity Incentive Plan, as amended.

99.2*	Vacasa, Inc. 2016 Equity Compensation Incentive Plan, as amended.

99.3*	Vacasa, Inc. 2021 Incentive Award Plan.

99.4*	Vacasa, Inc. 2021 Nonqualified Employee Stock Purchase Plan.

*	Filed herewith.

Item 9.	Undertakings.

A. The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 16th day of December, 2021.

VACASA, INC.

By:	/s/ Matthew Roberts
Matthew Roberts
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Vacasa, Inc., hereby severally constitute and appoint Matthew Roberts and Jamie Cohen, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Matthew Roberts	Chief Executive Officer (principal executive officer) and Director	December 16, 2021
Matthew Roberts

/s/ Jamie Cohen	Chief Financial Officer (principal financial and accounting officer)	December 16, 2021
Jamie Cohen

/s/ Joerg Adams	Director	December 16, 2021
Joerg Adams

/s/ Ryan Bone	Director	December 16, 2021
Ryan Bone

/s/ Eric Breon	Director	December 16, 2021
Eric Breon

/s/ Chad Cohen	Director	December 16, 2021
Chad Cohen

/s/ Benjamin Levin	Director	December 16, 2021
Benjamin Levin

/s/ Barbara Messing	Director	December 16, 2021
Barbara Messing

/s/ Jeffrey Parks	Director	December 16, 2021
Jeffrey Parks

/s/ Karl Peterson	Director	December 16, 2021
Karl Peterson

/s/ Chris Terrill	Director	December 16, 2021
Chris Terrill